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                                                                             21

                          SUBSIDIARIES OF REGISTRANT

  The following is a list of the subsidiaries of the Registrant.

                SUBSIDIARY                           PLACE OF INCORPORATION
                ----------                           ----------------------
  1. Groundwater Technology Government Services,
      Inc.                                         Delaware
  2. GTEL Environmental Laboratories, Inc.         Delaware
  3. GTI Investment Company, Inc.                  Delaware
  4. Groundwater Technology International, Inc.    Delaware
  5. Groundwater Technology Canada, Limited*       Province of Ontario, Canada
  6. Groundwater Technology International
      Limited*                                     United Kingdom
  7. Groundwater Technology B.V.*                  The Netherlands
  8. Groundwater Technology Overseas Corp.*        Delaware
  9. Groundwater Technology Australia PTY,
      Limited*                                     Australia
 10. Groundwater Technology Italia S.r.l.*         Italy
 11. Groundwater Technology (NZ) Limited+          New Zealand

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* Groundwater Technology Canada, Limited ("GTC"), Groundwater Technology
  International Limited ("GTIL"), Groundwater Technology B.V. ("GTBV"), Groundwater Technology Overseas Corp ("GTOC"), Groundwater Technology Australia PTY, Limited ("GTA"), and Groundwater Technology Italia S.r.l. ("GTI") are indirect or "second-tier" subsidiaries of the Registrant. GTC, GTIL, GTBV, GTOC, GTA, and GTI are subsidiaries of Groundwater Technology International, Inc., which, in turn, is a wholly-owned subsidiary of the Registrant.

+ Groundwater Technology (NZ) Limited is a subsidiary of GTA.